Exhibit 99.1

Greif Reports Fiscal First Quarter 2025 Results
DELAWARE, Ohio (February 26, 2025) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced fiscal first quarter 2025 results.
Fiscal First Quarter 2025 Financial Highlights:
(all results compared to the first quarter of 2024 unless otherwise noted)
•Net income decreased 87.2% to $8.6 million or $0.15 per diluted Class A share compared to net income of $67.2 million or $1.17 per diluted Class A share, primarily due to a non-recurring income tax benefit of $48.1 million in the prior year quarter. Net income, excluding the impact of adjustments(1), decreased 69.1% to $22.5 million or $0.39 per diluted Class A share compared to net income, excluding the impact of adjustments, of $72.7 million or $1.27 per diluted Class A share.
•Adjusted EBITDA(2) increased 5.9% to $145.1 million compared to Adjusted EBITDA of $137.0 million.
•Net cash provided by operating activities decreased by $35.3 million to a use of $30.8 million. Adjusted free cash flow(3) decreased by $13.7 million to a use of $61.9 million.
•Total debt of $2,840.2 million increased by $548.4 million, primarily as a result of the acquisition of Ipackchem. Net debt(4) increased by $526.6 million to $2,639.1 million. Our leverage ratio(5) increased to 3.63x from 2.46x in the prior year quarter.
Strategic Actions and Announcements
•Intend to divest our approximately 176,000 acres of timberland in the Southeastern United States. Proceeds will be applied towards debt reduction.
•Announced closure of A1 uncoated recycled paperboard machine in Austell, GA as well as the containerboard and uncoated recycled paperboard mill in Fitchburg, MA.
•Progress on announced cost optimization project proceeding on target, with $13.0 million of annual run-rate savings achieved through the end of first quarter 2025.

Commentary from CEO Ole Rosgaard
“Greif is actively managing a historical period of industrial activity contraction while simultaneously transforming our internal processes and our portfolio mix for optimal alignment to long-term profitable earnings growth.” said Ole Rosgaard, Chief Executive Officer of Greif. “This quarter highlights the resilience of our new business model amid multiple headwinds and demonstrates our willingness to invest in the long-term future of Greif while managing the present. We’re excited for what the future holds and for accelerating our growth in both the near and long-term. Our announcement to seek the sale of our Soterra land management holdings demonstrates our commitment to constantly assessing our business portfolio for maximum value creation and taking decisive action to pursue long-term sustainable earnings growth.”

(1)    Adjustments that are excluded from net income before adjustments and from earnings per diluted Class A share before adjustments are acquisition and integration related costs, restructuring charges, non-cash asset impairment charges, (gain) loss on disposal of properties, plants and equipment, net, (gain) loss on disposal of businesses, net, and other costs.
(2)     Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax (benefit) expense, plus other (income) expense, net, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs.

(3)    Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for integration related Enterprise Resource Planning (ERP) systems and equipment, plus cash paid for fiscal year-end change costs.
(4)    Net debt is defined as total debt less cash and cash equivalents.
(5)    Leverage ratio for the periods indicated is defined as adjusted net debt divided by trailing twelve month Adjusted EBITDA, each as calculated under the terms of the Company’s Second Amended and Restated Credit Agreement dated as of March 1, 2022, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2022 (the “2022 Credit Agreement”). As calculated under the 2022 Credit Agreement, adjusted net debt was $2,558.4 million and $1,989.9 million as of January 31, 2025 and January 31, 2024, respectively, and trailing twelve month Credit Agreement adjusted EBITDA was $705.7 million and $807.4 million as of January 31, 2025 and January 31, 2024, respectively.

Note: A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release. These non-GAAP financial measures are intended to supplement, and should be read together with, our financial results. They should not be considered an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of this financial information should not place undue reliance on these non-GAAP financial measures.

Fiscal First Quarter 2025 Segment Results:
(all results compared to the first quarter of 2024 unless otherwise noted)
Net sales are impacted mainly by the volume of products sold, selling prices and product mix, and the impact of changes in foreign currencies against the U.S. Dollar. The table below shows the percentage impact of each of these items on net sales for our primary products for the fiscal first quarter of 2025 as compared to the prior year quarter for the business segments with manufacturing operations. Net sales from completed acquisition of Ipackchem Group SAS ("Ipackchem") products are not included in the table below, but will be included in its respective segment starting in the fiscal third quarter 2025.

Net Sales Impact	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Integrated Solutions
Currency Translation	(2.6)%	(4.6)%	(0.1)%	(1.7)%
Volume	2.7%	(2.8)%	1.4%	11.2%
Selling Prices and Product Mix	3.7%	(0.3)%	4.9%	(9.6)%
Total Impact	3.8%	(7.7)%	6.2%	(0.1)%
Customized Polymer Solutions
Net sales increased by $67.1 million to $295.1 million primarily due to $58.5 million of contributions from recent acquisitions.
Gross profit increased by $16.4 million to $60.6 million. The increase in gross profit was primarily due to the same factors that impacted net sales, partially offset by higher raw material, transportation and manufacturing costs.
Operating profit increased by $2.1 million to $13.8 million primarily due to the same factors that impacted gross profit, partially offset by higher SG&A expenses due to recent acquisitions.
Adjusted EBITDA increased by $13.7 million to $39.5 million primarily due to the same factors that impacted gross profit.
Durable Metal Solutions
Net sales decreased by $28.3 million to $342.2 million primarily due to $16.9 million of negative foreign currency translation impacts and $10.3 million attributable to lower volumes.
Gross profit decreased by $2.7 million to $63.1 million. The decrease in gross profit was primarily due to the same factors that impacted net sales, offset by lower raw material costs.
Operating profit increased by $0.7 million to $37.6 million primarily due to lower SG&A expenses, partially offset by the same factors that impacted gross profit.
Adjusted EBITDA increased by $0.5 million to $45.2 million primarily due to the same factors that impacted operating profit.
Sustainable Fiber Solutions
Net sales increased by $32.6 million to $561.4 million primarily due to $25.8 million from higher published containerboard and boxboard prices.
Gross profit increased by $15.1 million to $103.4 million. The increase in gross profit was primarily due to the same factors that impacted net sales, partially offset by higher raw material costs.
Operating profit decreased by $4.6 million to $3.6 million primarily due to higher SG&A expenses and higher impairment charges related to plant closures, partially offset by the same factors that impacted gross profit.
Adjusted EBITDA decreased by $1.5 million to $51.5 million primarily due to higher SG&A expenses, partially offset by the same factors that impacted gross profit, excluding impacts from depreciation and amortization.
Integrated Solutions
Net sales decreased by $11.4 million to $67.1 million primarily due to an $11.3 million impact from the divestiture of Delta Petroleum Company, Inc. (the “Delta Divestiture”) during the third quarter of 2024.
Gross profit decreased by $4.9 million to $18.4 million. The decrease in gross profit was primarily due to the Delta Divestiture.

Operating profit decreased by $7.2 million to $4.9 million primarily due to the same factors that impacted gross profit and lower gains on disposal of properties, plants and equipment, net.
Adjusted EBITDA decreased by $4.6 million to $8.9 million primarily due to the same factors that impacted gross profit.
Tax Summary
During the first quarter, we recorded an income tax rate of 35.8 percent and a tax rate excluding the impact of adjustments of 30.3 percent. Note that the application of FIN 18 frequently causes fluctuations in our quarterly effective tax rates. For fiscal 2025, we expect our tax rate and our tax rate excluding adjustments to range between 27.0 to 32.0 percent.
Dividend Summary
On February 24, 2025, the Board of Directors declared quarterly cash dividends of $0.54 per share of Class A Common Stock and $0.81 per share of Class B Common Stock. Dividends are payable on April 1, 2025, to stockholders of record at the close of business on March 17, 2025.

Company Outlook
Our markets have now experienced a multi-year period of industrial contraction, and we have not identified any compelling demand inflection on the horizon, despite slightly improved year-over-year volumes. While we believe we are well positioned for an eventual recovery of the industrial economy, at this time we believe it is appropriate to provide only low-end guidance based on the continuation of demand trends reflected in the past year, current price/cost factors in Sustainable Fiber Solutions, and other identifiable discrete items.

(in millions)	Fiscal 2025 Low-End Guidance Estimate Reported at Q1
Adjusted EBITDA	$710
Adjusted free cash flow	$245
Note: Fiscal 2025 net income guidance, the most directly comparable GAAP financial measure to Adjusted EBITDA, is not provided in this release due to the potential for one or more of the following, the timing and magnitude of which we are unable to reliably forecast: gains or losses on the disposal of businesses or properties, plants and equipment, net; non-cash asset impairment charges due to unanticipated changes in the business; restructuring-related activities; acquisition and integration related costs; and ongoing initiatives under our Build to Last strategy. No reconciliation of the 2025 low-end guidance estimate of Adjusted EBITDA, a non-GAAP financial measure which excludes restructuring charges, acquisition and integration related costs, non-cash asset impairment charges, (gain) loss on the disposal of properties, plants, equipment and businesses, net, and other costs, is included in this release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, we are unable to quantify certain amounts that would be required to be included in net income, the most directly comparable GAAP financial measure, without unreasonable efforts. A reconciliation of the 2025 low-end guidance estimate of Adjusted free cash flow to fiscal 2025 forecasted net cash provided by operating activities, the most directly comparable GAAP financial measure, is included in this release.
Conference Call
The Company will host a conference call to discuss first quarter 2025 results on February 27, 2025, at 8:30 a.m. Eastern Time (ET). Participants may access the call using the following online registration link: https://register.vevent.com/register/BI2fb5239ea557490fb8756f191727bda0. Registrants will receive a confirmation email containing dial in details and a unique conference call code for entry. Phone lines will open at 8:00 a.m. ET on February 27, 2025. A digital replay of the conference call will be available two hours following the call on the Company’s web site at http://investor.greif.com.
Investor Relations contact information
Bill D’Onofrio, Vice President, Corporate Development & Investor Relations, 614-499-7233. Bill.Donofrio@greif.com
About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: to be the best customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied.
Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) historically, our business has been sensitive to changes in general economic or business conditions, (ii) our global operations subject us to political risks, instability and currency exchange that could adversely affect our results of operations, (iii) the current and future challenging global economy and disruption and volatility of the financial and credit markets may adversely affect our business, (iv) the continuing consolidation of our customer base and suppliers may intensify pricing pressure, (v) we operate in highly competitive industries, (vi) our business is sensitive to changes in industry demands and customer preferences, (vii) raw material shortages, price fluctuations, global supply chain disruptions and increased inflation may adversely impact our results of operations, (viii) energy and transportation price fluctuations and shortages may adversely impact our manufacturing operations and costs, (ix) we may encounter difficulties or liabilities arising from acquisitions or divestitures, (x) we may incur additional rationalization costs and there is no guarantee that our efforts to reduce costs will be successful, (xi) several operations are conducted by joint ventures that we cannot operate solely for our benefit, (xii) certain of the agreements that govern our joint ventures provide our partners with put or call options, (xiii) our ability to attract, develop and retain talented and qualified employees, managers and executives is critical to our success, (xiv) our business may be adversely impacted by work stoppages and other labor relations matters, (xv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage and general insurance premium and deductible increases, (xvi) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems, (xvii) a cyber-attack, security breach of customer, employee, supplier or Company information and data privacy risks and costs of compliance with new regulations may have a material adverse effect on our business, financial condition, results of operations and cash flows, (xviii) we could be subject to changes in our tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, (xix) we have a significant amount of goodwill and long-lived assets which, if impaired in the future, would adversely impact our results of operations, (xx) changing climate, global climate change regulations and greenhouse gas effects may adversely affect our operations and financial performance, (xxi) we may be unable to achieve our greenhouse gas emission reduction target by 2030, (xxii) legislation/regulation related to environmental and health and safety matters could negatively impact our operations and financial performance, (xxiii) product liability claims and other legal proceedings could adversely affect our operations and financial performance, and (xxiv) we may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.
The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those forecasted, projected or anticipated, see “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission.
All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	Three months ended January 31,
(in millions, except per share amounts)	2025	2024
Net sales	$1,265.8	$1,205.8
Cost of products sold	1,020.3	984.2
Gross profit	245.5	221.6
Selling, general and administrative expenses	167.7	145.8
Acquisition and integration related costs	2.2	2.6
Restructuring charges	2.7	5.7
Non-cash asset impairment charges	13.7	1.3
(Gain) loss on disposal of properties, plants and equipment, net	(1.6)	(2.7)
(Gain) loss on disposal of businesses, net	0.9	—
Operating profit	59.9	68.9
Interest expense, net	37.7	24.2
Other (income) expense, net	0.4	9.1
Income before income tax (benefit) expense and equity earnings of unconsolidated affiliates, net	21.8	35.6
Income tax (benefit) expense	7.8	(38.2)
Equity earnings of unconsolidated affiliates, net of tax	(0.4)	(0.5)
Net income	14.4	74.3
Net income attributable to noncontrolling interests	(5.8)	(7.1)
Net income attributable to Greif, Inc.	$8.6	$67.2
Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.15	$1.17
Class B common stock	$0.22	$1.75
Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.15	$1.17
Class B common stock	$0.22	$1.75
Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	25.9	25.5
Class B common stock	21.3	21.3
Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.0	25.6
Class B common stock	21.3	21.3

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in millions)	January 31, 2025	October 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$201.1	$197.7
Trade accounts receivable	706.0	746.9
Inventories	416.7	399.5
Other current assets	273.3	205.3
	1,597.1	1,549.4
Long-term assets
Goodwill	1,941.6	1,953.7
Intangible assets	908.3	937.1
Operating lease right-of-use assets	269.7	284.5
Other long-term assets	251.7	270.8
	3,371.3	3,446.1
Properties, plants and equipment	1,617.3	1,652.1
	$6,585.7	$6,647.6
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$473.3	$521.9
Short-term borrowings	322.2	18.6
Current portion of long-term debt	95.8	95.8
Current portion of operating lease liabilities	55.4	56.5
Other current liabilities	271.1	321.6
	1,217.8	1,014.4
Long-term liabilities
Long-term debt	2,422.2	2,626.2
Operating lease liabilities	216.3	230.2
Other long-term liabilities	519.5	529.4
	3,158.0	3,385.8

Redeemable noncontrolling interests	131.0	129.9
Equity
Total Greif, Inc. equity	2,040.4	2,082.4
Noncontrolling interests	38.5	35.1
Total equity	2,078.9	2,117.5
	$6,585.7	$6,647.6

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three months ended January 31,
(in millions)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14.4	$74.3
Depreciation, depletion and amortization	66.6	60.4
Asset impairments	13.7	1.3
Deferred income tax expense (benefit)	(0.6)	(49.2)
Other non-cash adjustments to net income	2.0	17.6
Operating working capital changes	(23.1)	(27.6)
Increase (decrease) in cash from changes in other assets and liabilities	(103.8)	(72.3)
Net cash provided by (used in) operating activities	(30.8)	4.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	(4.6)	—
Purchases of properties, plants and equipment	(35.7)	(55.6)
Proceeds from the sale of properties, plant and equipment and businesses, net of impacts from the purchase of acquisitions	1.6	5.0
Payments for deferred purchase price of acquisitions	(1.2)	(1.2)
Proceeds from hedging derivatives	22.5	—
Other	(1.6)	(1.8)
Net cash provided by (used in) investing activities	(19.0)	(53.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on long-term debt, net	103.8	74.1
Dividends paid to Greif, Inc. shareholders	(31.0)	(29.7)
Tax withholding payments for stock-based awards	(6.4)	(6.8)
Other	(3.9)	(1.5)
Net cash provided by (used in) financing activities	62.5	36.1
Effects of exchange rates on cash	(9.3)	11.4
Net increase (decrease) in cash and cash equivalents	3.4	(1.6)
Cash and cash equivalents, beginning of period	197.7	180.9
Cash and cash equivalents, end of period	$201.1	$179.3

GREIF, INC. AND SUBSIDIARY COMPANIES
FINANCIAL HIGHLIGHTS BY SEGMENT
UNAUDITED

	Three months ended January 31,
(in millions)	2025	2024
Net sales:
Customized Polymer Solutions	$295.1	$228.0
Durable Metal Solutions	342.2	370.5
Sustainable Fiber Solutions	561.4	528.8
Integrated Solutions	67.1	78.5
Total net sales	$1,265.8	$1,205.8
Gross profit:
Customized Polymer Solutions	$60.6	$44.2
Durable Metal Solutions	63.1	65.8
Sustainable Fiber Solutions	103.4	88.3
Integrated Solutions	18.4	23.3
Total gross profit	$245.5	$221.6
Operating profit:
Customized Polymer Solutions	$13.8	$11.7
Durable Metal Solutions	37.6	36.9
Sustainable Fiber Solutions	3.6	8.2
Integrated Solutions	4.9	12.1
Total operating profit	$59.9	$68.9
Adjusted EBITDA(6):
Customized Polymer Solutions	$39.5	$25.8
Durable Metal Solutions	45.2	44.7
Sustainable Fiber Solutions	51.5	53.0
Integrated Solutions	8.9	13.5
Total Adjusted EBITDA	$145.1	$137.0
(6) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax (benefit) expense, plus other (income) expense, net, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED ADJUSTED EBITDA
UNAUDITED

	Three months ended January 31,
(in millions)	2025	2024
Net income	$14.4	$74.3
Plus: Interest expense, net	37.7	24.2
Plus: Income tax (benefit) expense	7.8	(38.2)
Plus: Other (income) expense, net	0.4	9.1
Plus: Equity earnings of unconsolidated affiliates, net of tax	(0.4)	(0.5)
Operating profit	$59.9	$68.9
Less: Equity earnings of unconsolidated affiliates, net of tax	(0.4)	(0.5)
Plus: Depreciation, depletion and amortization expense	66.6	60.4
Plus: Acquisition and integration related costs	2.2	2.6
Plus: Restructuring charges	2.7	5.7
Plus: Non-cash asset impairment charges	13.7	1.3
Plus: (Gain) loss on disposal of properties, plants and equipment, net	(1.6)	(2.7)
Plus: (Gain) loss on disposal of businesses, net	0.9	—
Plus: Other costs*	0.3	0.3
Adjusted EBITDA	$145.1	$137.0
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT ADJUSTED EBITDA(7)
UNAUDITED

	Three months ended January 31, 2025
(in millions)	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Integrated Solutions	Consolidated
Operating profit	13.8	37.6	3.6	4.9	59.9
Less: Equity earnings of unconsolidated affiliates, net of tax	—	—	—	(0.4)	(0.4)
Plus: Depreciation and amortization expense	22.9	6.8	34.3	2.6	66.6
Plus: Acquisition and integration related costs	2.2	—	—	—	2.2
Plus: Restructuring charges	0.5	0.5	1.6	0.1	2.7
Plus: Non-cash asset impairment charges	—	1.5	12.2	—	13.7
Plus: (Gain) loss on disposal of properties, plants and equipment, net	—	(1.2)	(0.4)	—	(1.6)
Plus: (Gain) loss on disposal of businesses, net	—	—	—	0.9	0.9
Plus: Other costs*	0.1	—	0.2	—	0.3
Adjusted EBITDA	$39.5	$45.2	$51.5	$8.9	145.1

	Three months ended January 31, 2024
(in millions)	Customized Polymer Solutions	Durable Metal Solutions	Sustainable Fiber Solutions	Integrated Solutions	Consolidated
Operating profit	11.7	36.9	8.2	12.1	68.9
Less: Equity earnings of unconsolidated affiliates, net of tax	—	—	—	(0.5)	(0.5)
Plus: Depreciation and amortization expense	12.0	7.3	38.0	3.1	60.4
Plus: Acquisition and integration related costs	1.8	—	0.8	—	2.6
Plus: Restructuring charges	0.2	0.4	4.6	0.5	5.7
Plus: Non-cash asset impairment charges	—	—	1.3	—	1.3
Plus: (Gain) loss on disposal of properties, plants and equipment, net	—	—	—	(2.7)	(2.7)
Plus: Other costs*	0.1	0.1	0.1	—	0.3
Adjusted EBITDA	$25.8	$44.7	$53.0	$13.5	137.0
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses

(7) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax (benefit) expense, plus other (income) expense, net, plus depreciation, depletion and amortization expense, plus acquisition and integration related costs, plus restructuring charges, plus non-cash asset impairment charges, plus (gain) loss on disposal of properties, plants and equipment, net, plus (gain) loss on disposal of businesses, net, plus other costs. However, because the Company does not calculate net income by segment, this table calculates Adjusted EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of consolidated Adjusted EBITDA, is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
ADJUSTED FREE CASH FLOW(8)
UNAUDITED

	Three months ended January 31,
(in millions)	2025	2024
Net cash provided by (used in) operating activities	$(30.8)	$4.5
Cash paid for purchases of properties, plants and equipment	(35.7)	(55.6)
Free cash flow	$(66.5)	$(51.1)
Cash paid for acquisition and integration related costs	2.2	2.6
Cash paid for integration related ERP systems and equipment(9)	2.3	0.3
Cash paid for fiscal year-end change costs	0.1	—
Adjusted free cash flow	$(61.9)	$(48.2)
(8) Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for acquisition and integration related costs, plus cash paid for integration related ERP systems and equipment, plus cash paid for fiscal year-end change costs.
(9) Cash paid for integration related ERP systems and equipment is defined as cash paid for ERP systems and equipment required to bring the acquired facilities to Greif’s standards.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME, CLASS A EARNINGS PER SHARE AND TAX RATE BEFORE ADJUSTMENTS
UNAUDITED

(in millions, except for per share amounts)	Income before Income Tax (Benefit) Expense and Equity Earnings of Unconsolidated Affiliates, net	Income Tax (Benefit) Expense	Equity Earnings	Non-Controlling Interest	Net Income (Loss) Attributable to Greif, Inc.	Diluted Class A Earnings Per Share	Tax Rate
Three months ended January 31, 2025	$21.8	$7.8	$(0.4)	$5.8	$8.6	$0.15	35.8%
Acquisition and integration related costs	2.2	0.5	—	—	1.7	0.03
Restructuring charges	2.7	0.6	—	—	2.1	0.04
Non-cash asset impairment charges	13.7	3.3	—	—	10.4	0.18
(Gain) loss on disposal of properties, plants and equipment, net	(1.6)	(0.4)	—	—	(1.2)	(0.02)
(Gain) loss on disposal of businesses, net	0.9	0.2	—	—	0.7	0.01
Other costs*	0.3	0.1	—	—	0.2	—
Excluding adjustments	$40.0	$12.1	$(0.4)	$5.8	$22.5	$0.39	30.3%

Three months ended January 31, 2024	$35.6	$(38.2)	$(0.5)	$7.1	$67.2	$1.17	(107.3)%
Acquisition and integration related costs	2.6	0.6	—	—	2.0	0.03
Restructuring charges	5.7	1.4	—	—	4.3	0.08
Non-cash asset impairment charges	1.3	0.3	—	—	1.0	0.02
(Gain) loss on disposal of properties, plants and equipment, net	(2.7)	(0.7)	—	—	(2.0)	(0.04)
Other costs*	0.3	0.1	—	—	0.2	0.01
Excluding adjustments	$42.8	$(36.5)	$(0.5)	$7.1	$72.7	$1.27	(85.3)%

*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses
The impact of income tax (benefit) expense and non-controlling interest on each adjustment is calculated based on tax rates and ownership percentages specific to each applicable entity.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET DEBT
UNAUDITED

(in millions)	January 31, 2025	January 31, 2024
Total debt	$2,840.2	$2,291.8
Cash and cash equivalents	(201.1)	(179.3)
Net debt	$2,639.1	$2,112.5

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
LEVERAGE RATIO
UNAUDITED

Trailing twelve month Credit Agreement EBITDA (in millions)	Trailing Twelve Months Ended 1/31/2025	Trailing Twelve Months Ended 1/31/2024
Net income	$228.8	$360.3
Plus: Interest expense, net	148.4	97.7
Plus: Income tax (benefit) expense	79.9	41.9
Plus: Other (income) expense	1.4	16.8
Plus: Equity earnings of unconsolidated affiliates, net of tax	$(2.9)	$(2.2)
Plus: Non-cash pension settlement charge	—	3.5
Operating profit	$455.6	$518.0
Less: Equity earnings of unconsolidated affiliates, net of tax	(2.9)	(2.2)
Plus: Depreciation, depletion and amortization expense	267.5	235.9
Plus: Acquisition and integration related costs	18.1	14.1
Plus: Restructuring charges	2.4	22.0
Plus: Non-cash asset impairment charges	15.0	21.1
Plus: (Gain) loss on disposal of properties, plants and equipment, net	(7.7)	(5.2)
Plus: (Gain) loss on disposal of businesses, net	(45.1)	(9.4)
Plus: Other costs*	3.7	3.7
Adjusted EBITDA	$712.4	$802.4
Credit Agreement adjustments to EBITDA(10)	(6.7)	5.0
Credit Agreement EBITDA	$705.7	$807.4

Adjusted net debt (in millions)	For the Period Ended 1/31/2025	For the Period Ended 1/31/2024
Total debt	$2,840.2	$2,291.8
Cash and cash equivalents	(201.1)	(179.3)
Net debt	$2,639.1	$2,112.5
Credit Agreement adjustments to debt(11)	(80.7)	(122.6)
Adjusted net debt	$2,558.4	$1,989.9

Leverage ratio(12)	3.63x	2.46x
*includes fiscal year-end change costs and share-based compensation impact of disposals of businesses
(10) Adjustments to EBITDA are specified by the 2022 Credit Agreement and include equity earnings of unconsolidated affiliates, net of tax, certain acquisition savings, deferred financing costs, capitalized interest, income and expense in connection with asset dispositions, and other items.
(11) Adjustments to net debt are specified by the 2022 Credit Agreement and include the European accounts receivable program, letters of credit, balances for swap contracts, and other items.
(12) Leverage ratio is defined as Credit Agreement adjusted net debt divided by Credit Agreement adjusted EBITDA.

GREIF, INC. AND SUBSIDIARY COMPANIES
PROJECTED 2025 GUIDANCE RECONCILIATION
ADJUSTED FREE CASH FLOW
UNAUDITED

Fiscal 2025 Low-End Guidance Estimate
(in millions)
Net cash provided by operating activities	$391.0
Cash paid for purchases of properties, plants and equipment	(171.0)
Free cash flow	$220.0
Cash paid for acquisition and integration related costs	17.0
Cash paid for integration related ERP systems and equipment	6.0
Cash paid for fiscal year-end change costs	2.0
Adjusted free cash flow	$245.0